EXHIBIT 10.3

EXECUTION COPY

$190,000,000

CREDIT AGREEMENT

among

LFS-MERGER SUB, INC.

(The rights and obligations of which hereunder are to be assumed by

Eye Care Centers of America, Inc.),

as Borrower,

ECCA HOLDINGS CORPORATION,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A., and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 1, 2005

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

4.5	No Legal Bar	38
4.6	Litigation	38
4.7	No Default	38
4.8	Ownership of Property; Liens	39
4.9	Intellectual Property	39
4.10	Taxes	39
4.11	Federal Regulations	39
4.12	Labor Matters	39
4.13	ERISA	39
4.14	Investment Company Act; Other Regulations	40
4.15	Subsidiaries	40
4.16	Use of Proceeds	40
4.17	Environmental Matters	40
4.18	Accuracy of Information, etc	41
4.19	Security Documents	41
4.20	Solvency	42
4.21	Senior Indebtedness	42
4.22	Regulation H	42
4.23	Certain Documents	42
4.24	LFS-Merger Sub	42

SECTION 5.	CONDITIONS PRECEDENT	42

5.1	Conditions to Initial Extension of Credit	42
5.2	Conditions to Each Extension of Credit Following the Closing Date	45

SECTION 6.	AFFIRMATIVE COVENANTS	46

6.1	Financial Statements	46
6.2	Certificates; Other Information	47
6.3	Payment of Obligations	48
6.4	Maintenance of Existence; Compliance	48
6.5	Maintenance of Property; Insurance	48
6.6	Inspection of Property; Books and Records; Discussions	48
6.7	Notices	49
6.8	Environmental Laws	49
6.9	Interest Rate Protection	49
6.10	Additional Collateral, etc	50
6.11	Landlord Consents	51
6.12	ECCA Acknowledgement	51

SECTION 7.	NEGATIVE COVENANTS	51

7.1	Financial Condition Covenants	51
7.2	Indebtedness	53
7.3	Liens	54
7.4	Fundamental Changes	56
7.5	Disposition of Property	56
7.6	Restricted Payments	57
7.7	Capital Expenditures	58
7.8	Investments	58

7.9	Optional Payments and Modifications of Certain Debt Instruments	59
7.10	Transactions with Affiliates	60
7.11	Sales and Leasebacks	60
7.12	Swap Agreements	60
7.13	Changes in Fiscal Periods	60
7.14	Negative Pledge Clauses	60
7.15	Clauses Restricting Subsidiary Distributions	61
7.16	Lines of Business	61
7.17	Amendments to Merger Documents	61

SECTION 8.	EVENTS OF DEFAULT	61

SECTION 9.	THE AGENTS	64

9.1	Appointment	64
9.2	Delegation of Duties	65
9.3	Exculpatory Provisions	65
9.4	Reliance by Administrative Agent	65
9.5	Notice of Default	65
9.6	Non-Reliance on Agents and Other Lenders	66
9.7	Indemnification	66
9.8	Agent in Its Individual Capacity	66
9.9	Successor Administrative Agent	67
9.10	Co-Syndication Agents	67

SECTION 10.	MISCELLANEOUS	67

10.1	Amendments and Waivers	67
10.2	Notices	68
10.3	No Waiver; Cumulative Remedies	70
10.4	Survival of Representations and Warranties	70
10.5	Payment of Expenses and Taxes	70
10.6	Successors and Assigns; Participations and Assignments	71
10.7	Adjustments; Set-off	73
10.8	Counterparts	74
10.9	Severability	74
10.10	Integration	74
10.11	GOVERNING LAW	74
10.12	Submission To Jurisdiction; Waivers	74
10.13	Acknowledgements	75
10.14	Releases of Guarantees and Liens	75
10.15	Confidentiality	76
10.16	WAIVERS OF JURY TRIAL	76
10.17	USA PATRIOT Act	76

SCHEDULES:

1.1	Commitments
3.1(a)	Existing Letters of Credit
4.2	Certain Changes
4.3(d)	Compliance with Law
4.4	Consents, Authorizations, Filings and Notices
4.6(b)	Litigation
4.7	No Default
4.15(a)	Subsidiaries
4.15(b)	Capital Stock
4.19	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments
7.10	Existing Transactions with Affiliates
7.11	Sale and Leaseback Arrangements

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Shearman & Sterling LLP
F	Form of Exemption Certificate
G	Form of ECCA Acknowledgement

CREDIT AGREEMENT (this “Agreement”), dated as of March 1, 2005, among LFS-MERGER SUB, INC., a Texas corporation (the “LFS-Merger Sub” and, together with any assignee of LFS-Merger Sub’s rights and obligations hereunder as provided for herein, including Eye Care Centers of America, Inc., the “Borrower”), ECCA HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its Affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition “control” of a Person means the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and

(ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.75%	2.75%
Term Loans	2.00%	3.00%

; provided, that on and after the first Adjustment Date occurring after the completion of the fiscal quarter of the Borrower ending July 2, 2005, the Applicable Margin with respect to Revolving Loans and the Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property permitted by clause (i) of Section 7.5 that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that the following shall not constitute Capital Expenditures: (a) Investments made with the proceeds of any sale or issuance of Capital Stock not required to be applied to prepay the Term Loans pursuant to Section 2.11(a), (b) reinvestments pursuant to Section 2.11(b), (c) expenditures made with the proceeds of any Disposition under Sections 7.5(a) and (h), (d) expenditures arising as result of any sale and leaseback transaction permitted under Section 7.11, and (e) any Permitted Acquisition.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent that such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of 364 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Cash Management Arrangements”: any arrangements between any Group Member and any Lender or any Affiliate of a Lender in respect of treasury, depository and cash management services.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is March 1, 2005.

“Closing Date Material Adverse Change”: any change, event, occurrence, violation, circumstance or effect having or that is reasonably likely to have a material adverse effect on (i) the ability of the Borrower to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, (ii) the ability of the Borrower’s shareholders who are party to the shareholder voting agreement entered into in connection with the Merger Agreement to perform their obligations thereunder or (iii) the business, assets (including intangible assets), liabilities (absolute, accrued, fixed, contingent or otherwise), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, except to the extent any change or effect arises out of, results from or is attributable to (A) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, which, in each case, do not disproportionately affect the Borrower and its Subsidiaries, taken as a whole, (B) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting the industry in which the Borrower and its Subsidiaries conduct business, which, in each case, do not disproportionately affect the Borrower and its Subsidiaries, taken as a whole, (C) the impact of the announcement of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby on any relationships, contractual or otherwise, between the Borrower and its landlords, suppliers, vendors, employees or its material affiliated optometrists, ophthalmologists and other eye care professionals, or (D) any act of terrorism or war (whether or not threatened, pending or declared), which does not disproportionately affect the Borrower and its Subsidiaries, taken as a whole.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: ½ of 1% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum in respect to the Facilities dated January 2005 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt (including accrued but unpaid interest) of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (except for the amounts referred to in clauses (k) and (m) below), the sum of (a) income tax expense (including state, franchise and similar taxes and fees) and any Restricted Payments under Section 7.6 in connection with any such taxes, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any extraordinary or non-recurring cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business, but excluding any cash charges relating to the opening and closing of retail stores), provided, that such extraordinary or non-recurring cash expenses or losses referred to in this clause (f) shall not, in the aggregate, exceed $3,000,000 for any four-fiscal quarter period of the Borrower, (g) non-cash charges related to the issuance by the Borrower of stock, warrants or options to management of the Borrower, the exercise or the periodic remeasurement thereof, and the transfer by Moulin of the Capital Stock of Holdings to management of Moulin, (h) costs, fees, expenses, charges and any one time payments related to the Merger (and the financing thereof) not exceeding $35,000,000, and (i) management fees expensed during such period; provided, that any amount referred to in this clause (i) shall not, in the aggregate, exceed $2,000,000 for any fiscal year of the Borrower, (j) fees, costs and expenses incurred in connection with any permitted prepayment or redemption of any Indebtedness (other than Indebtedness owing in respect of the Existing Notes or under the Existing Credit Agreement) or any exchange in respect thereof, including, without limitation, breakage costs, penalties and premiums, (k) proceeds of business interruption insurance, (l) fees, costs, charges, expenses and one-time payments incurred in connection with any Permitted Acquisition and indemnity payments and reimbursements received pursuant to any Permitted Acquisition, and (m) any cash received during such period in respect of items described in clauses (a)(ii), in respect of non-cash gains or income, and (a)(iv) below subsequent to the fiscal quarter in which the relevant non-cash gains or income was previously deducted in the calculations of Consolidated EBITDA, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (other than the amortization of deferred revenues in connection with warranty arrangements entered into in the ordinary course of business) and (b) any cash payments made during such period in respect of items described in clauses (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. In addition, Consolidated EBITDA will be calculated without giving effect to purchase accounting adjustments or any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106. As used in this definition, (i) “Material Acquisition” means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and (ii) “Material Disposition” means any Disposition (in one transaction or a series of transactions, including through a merger) of all of the Equity Interests of any Subsidiary of the Borrower or all or substantially all of the property, assets or business of any Subsidiary of the Borrower or of the assets constituting a business unit, line of business or division of the Borrower or any Subsidiary that involves the payment of consideration to the Borrower or any of its Subsidiaries in excess of $1,000,000. Notwithstanding the foregoing, for purposes hereof, Consolidated EBITDA for the fiscal quarters of the Borrower ended January 2, 2005, September 25, 2004 and June 26, 2004, shall be $11,326,000, $13,437,000, and $11,163,000, respectively.

“Consolidated EBITDAR”: for any period, Consolidated EBITDA for such period plus the Consolidated Rental Expense of the Borrower for such period.

“Consolidated Interest and Rent Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDAR for such period to (b) Consolidated Interest Expense plus Consolidated Rental Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower, its Subsidiaries and the ODP Corporations (whether or not Subsidiaries) for such period with respect to all outstanding Indebtedness of the Borrower, its Subsidiaries and the ODP Corporations, whether or not Subsidiaries and to the extent consolidated in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period; provided that any Indebtedness in respect of the Outstanding Existing Notes shall be excluded from the amount of Consolidated Total Debt for purposes of calculating the Consolidated Leverage Ratio for the fiscal quarter ending April 2, 2005 to the extent funds have been escrowed by the Borrower on the Closing Date for the redemption thereof.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and the net income (or loss) of ODP Corporations, whether or not Subsidiaries to the extent consolidated in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Rental Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower, its Subsidiaries and the ODP Corporations (whether or not Subsidiaries) for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP, provided that such amount shall exclude any amount payable during such period in respect of rentals for which the Borrower is contingently liable under any lease of real property as a result of the assignment of such lease by the Borrower to a third party.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower, its Subsidiaries and the ODP Corporations (whether or not Subsidiaries) at such date, to the extent that the same would be reflected on a consolidated balance sheet as debt on such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings on the Closing Date, after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) (i) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or (ii) is formed by such Person or any of its Control Investment Affiliates for the purpose of receiving fees under advisory agreements, and in any event shall include, as to Golden Gate Capital, GGC

Administration, LLC, GGC-ECCA Holdings, LLC, and GGC-ECCA Holdings II, LLC. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, but excluding the granting or creation of any Lien thereon. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States other than a Subsidiary that is owned by a Foreign Subsidiary and is treated as a disregarded entity under the Code.

“ECCA”: Eye Care Centers of America, Inc., a Texas corporation.

“ECF Percentage”: 75%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2005, the ECF Percentage shall be reduced to (a) 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 5.0 to 1.0 but is greater than 4.25 to 1.0 and (b) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 4.25 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower (except, in the case of the fiscal year ending December 31, 2005, “fiscal year” shall mean the period consisting of the consecutive full fiscal quarters during the 2005 fiscal year completed after the Closing Date), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) cash payments received in respect of principal repayments and Dispositions of Investments permitted by Sections 7.8(m) or (n), (vi) cash payments received in respect of Swap Agreements permitted hereunder and (vii) cash payments received in respect of business interruption insurance over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of (a) any Reinvestment Deferred Amount or (b) any Retained Excess Cash Flow), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (and any prepayments thereof except to the extent financed with the proceeds of any other Funded Debt or any Disposition of assets securing such Funded Debt) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) Restricted Payments permitted by Section 7.6 (other than pursuant to clauses (a) to the extent eliminated in the determination of such Consolidated Net Income) and (c) thereunder), (vii) Investments permitted by Sections 7.8(d), (k), (l) or (m), (viii) the cash portion of Permitted Acquisitions, (ix) management fees paid in cash by Borrower and its Subsidiaries and permitted to be paid by Section 7.10, (x) the aggregate amount of any permitted prepayment or redemption of any Indebtedness (including breakage costs, penalties and premium related thereto) other than the Loans or the Senior Subordinated Notes, and (xi) payments made in connection with Swap Agreements permitted hereunder.

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of December 23, 2002, among the Borrower, the lenders party thereto from time to time, Fleet National Bank, as administrative agent, Bank of America, N.A., as syndication agent, and Fleet Securities, Inc. and Banc of America Securities LLC, as co-lead arrangers.

“Existing Indenture”: the Indenture, dated as of April 24, 1998, between the Borrower, as issuer, the guarantors party thereto and United States Trust Company of New York, as trustee.

“Existing Indenture Amendment”: as defined in Section 5.1(b).

“Existing Letters of Credit”: as defined in Section 3.1(a).

“Existing Notes”: a collective reference to the Borrowers 9-1/8% Senior Subordinated Notes due 2008 and the Floating Interest Rate Subordinated Term Securities, issued pursuant to the Existing Indenture.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Administrative Agent and the Required Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: at any time, any Subsidiary, direct or indirect, that (a) has less than 10% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently ended four fiscal quarters of the Borrower, (b) has less than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended four fiscal quarters of the Borrower and (c) is designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary; provided that if more than one Subsidiary is deemed an Immaterial Subsidiary pursuant to this definition, all Immaterial Subsidiaries shall be considered to be a single consolidated subsidiary for purposes of determining whether the conditions specified above are satisfied.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal portion of all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person that is mandatorily redeemable by the holder thereof prior to the date that is 91 days after the final stated maturity of the Facilities other than as a result of a change of control, which would result in an Event of Default under Section 8(k), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (limited to the lesser of the fair market value of the asset and the amount of such obligation), and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by operation of law as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor and (ii) exclude the Sponsor Preferred Stock.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 2:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: JPMorgan Chase Bank, N.A. or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, and any Lender mutually acceptable and on terms satisfactory to such Lender, the Borrower and the Administrative Agent.

“L/C Commitment”: $10,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender (subject to the limitations in the definition of Conduit Lender).

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between Holdings and any present or former officer or employee of any Group Member.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary”: any Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Merger”: as defined in Section 5.1.

“Merger Agreement”: the Agreement and Plan of Merger, dated as of December 2, 2004, among Holdings, LFS-Merger Sub, Inc., Thomas H. Lee Equity Fund IV, L.P., and the Borrower.

“Merger Documents”: collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and material agreements affecting the terms thereof or entered into in connection therewith including, without limitation, that certain Amended and Restated Supply Agreement, dated January 28, 2005, among Moulin International Holdings Limited, the Borrower and

Golden Gate Private Equity, Inc., that certain Advisory Agreement, dated as of February 1, 2005, among Holdings, the Borrower and GGC Administration, LLC, and that certain Advisory Agreement, dated as of February 1, 2005, among Holdings, the Borrower and Moulin International Holdings Limited.

“Mortgaged Properties”: any real properties as to which the Administrative Agent for the benefit of the Lenders is required to be granted a Lien under any Mortgage pursuant to Section 6.10(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders pursuant to Section 6.10(b), substantially in a form reasonably satisfactory to the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Moulin”: as defined in Section 8(k).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserves for purchase price adjustments (and similar payments) and indemnities to the extent reflected on the balance sheet of the Borrower and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Cash Management Arrangements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, Cash Management Arrangements, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“ODP Corporations”: as defined in Section 7.8(p).

“ODPC Interests”: as defined in Section 7.8(p).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Existing Notes”: the Existing Notes not tendered pursuant to the Tender Offer and Consent Solicitation and outstanding as of the Closing Date, the aggregate principal amount of which shall not exceed $8,000,000.

“Parent Entity”: as defined in Section 8(k).

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: the Acquisition by the Borrower or any of its Domestic Subsidiaries; provided that (a) no Default or Event of Default then exists or would result therefrom, (b) such other Person (or the assets so acquired) was, immediately prior to such Acquisition, engaged (or used) primarily in the business permitted pursuant to Section 7.16, (c) if such Acquisition is structured as a stock Acquisition, then either (i) such other Person so acquired becomes a Wholly-Owned Domestic Subsidiary of the Borrower, or (ii) such other Person is merged with and into a Domestic Subsidiary of the Borrower (with such Domestic Subsidiary being the surviving Person of such merger, or if acquired by a Loan Party, a Subsidiary Guarantor), (d) any Liens or Indebtedness assumed or issued in connection with such Acquisition are otherwise permitted under Section 7.2 or 7.3, as the case may be, (e) the pro forma Revolving Extensions of Credit after giving effect to such Acquisition shall not be in excess of $15,000,000, (f) the Borrower and its Subsidiaries are in compliance, after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness related thereto, with the covenants contained in Sections 7.1 for then most recently ended four fiscal quarters of the Borrower on a pro forma basis giving effect to such Acquisition, and the incurrence or assumption of any Indebtedness related thereto as if such Acquisition or Indebtedness had been consummated or incurred on the first day of such period, (g) such Acquisition shall be permitted pursuant to the terms of the Senior Subordinated Note Indenture, (h) the aggregate purchase price for all such Acquisitions shall not exceed $20,000,000 over the term of the Facilities, and (i) at least two Business Days prior to the consummation of any such Acquisition, the Borrower shall deliver to the Administrative Agent a certificate of its chief financial officer or other Responsible Officer certifying (and showing the calculations therefor) compliance with the foregoing clauses (a) through (h).

“Permitted Encumbrance”: with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable judgment.

“Permitted Investors”: the collective reference to the Sponsors, each holder of Capital Stock of Holdings as of the Closing Date, and each of their Control Investment Affiliates.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA reasonably be expected to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≤ 4.25 to 1.0 or ≥ 3.50 to 1.0	2.25%	1.25%
< 3.50 to 1.0	2.00%	1.00%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member in excess of $1,000,000 in any fiscal year of the Borrower.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer, or the treasurer or the controller of the Borrower, stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in any Group Member’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 364 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, improve or repair assets useful in the Group Members’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Retained Excess Cash Flow”: for any fiscal year of the Borrower ending after the Borrower’s 2005 fiscal year, the amount of Excess Cash Flow for the previous fiscal year of the Borrower not required to be applied to prepay the Loans pursuant to Section 2.9(c).

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $25,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: March 1, 2010.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Subordinated Notes”: the subordinated notes of the Borrower issued on the Closing Date pursuant to the Senior Subordinated Note Indenture.

“Single Employer Plan”: any Plan, other than a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Capital Stock”: any Capital Stock of Holdings issued, placed or sold after the Closing Date in a public offering or in a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank (it being understood that the Permitted Investors and their Affiliates are not investment banks), and excluding, in any event, (i) any Capital Stock issued, placed or sold to the Permitted Investors and their Affiliates or as consideration for any Permitted Acquisition and (ii) any Capital Stock issued to the employees or the directors of Holdings and its Subsidiaries.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Lender or Affiliate thereof in respect of interest rates, currency exchange rates or commodity prices.

“Sponsor Preferred Stock”: shares of Participating Preferred Stock of Holdings, par value $0.01 per share, to be issued to the Sponsors on the Closing Date in connection with the Merger, having the rights set forth in the Amended and Restated Certificate of Incorporation of Holdings.

“Sponsors”: a collective reference to Golden Gate Capital Management II, L.L.C., GGC-ECCA Holdings, LLC, and GGC-ECCA Holdings II, LLC and Moulin International Holdings Limited and Ample Faith Investments Limited.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Borrower.

“Supermajority Lenders”: at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $2,500,000.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Tender Offer and Consent Solicitation”: as defined in Section 5.1(b).

“Tender Offer and Consent Solicitation Materials”: that certain Offer to Purchase and Consent Solicitation Statement of the Borrower relating to the Existing Notes and dated January 3, 2005, and (ii) that certain form Consent and Letter of Transmittal related to such Offer to Purchase and Consent Solicitation Statement.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1. The original aggregate amount of the Term Commitments is $165,000,000.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“USA Patriot Act”: as defined in Section 10.18.

“Voting Stock”: as to any corporation, all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall mature in 28 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment (as adjusted for optional and mandatory prepayments permitted hereunder):

Installment	Principal Amount
July 2, 2005	$412,500
October 1, 2005	$412,500
December 31, 2005	$412,500
April 1, 2006	$412,500
July 1, 2006	$412,500
September 30, 2006	$412,500
December 30, 2006	$412,500
March 31, 2007	$412,500
June 30, 2007	$412,500
September 29, 2007	$412,500
December 29, 2007	$412,500
March 29, 2008	$412,500
June 28, 2008	$412,500
September 27, 2008	$412,500
January 3, 2009	$412,500
April 4, 2009	$412,500
July 4, 2009	$412,500
October 3, 2009	$412,500
January 2, 2010	$412,500
April 3, 2010	$412,500
July 3, 2010	$412,500
October 2, 2010	$412,500
January 1, 2011	$412,500
April 2, 2011	$412,500
July 2, 2011	$412,500
October 1, 2011	$412,500
December 31, 2011	$412,500
Seventh anniversary of Closing Date	$153,862,500

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the earlier of (i) the date that is 30 days after the Closing Date or (ii) the date on which the syndication of the Revolving Facility is completed. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving

Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the date which is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or whole multiples of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements in connection with the Facilities with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or whole multiples of $100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Amounts to be applied in connection with prepayments made pursuant to this Section 2.10 shall be applied in accordance with the first sentence of Section 2.17(b) or Section 2.17(c), as the case may be, and in the case of any prepayment of the Term Loans to the installments thereof as directed by the Borrower. Each prepayment of the Loans under this Section 2.10 shall be accompanied by accrued interest (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) to the date of such prepayment on the amount prepaid.

2.11 Mandatory Prepayments. (a) If (i) any Specified Capital Stock shall be issued by any Group Member, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied within five Business Days after the date of such issuance toward the prepayment of the Term Loans as set forth in Section 2.11(d), and (ii) any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness permitted under Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d)

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,000,000 in any fiscal year of the Borrower, (ii) the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $10,000,000 in any fiscal year of the Borrower and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (x) the ECF Percentage of such Excess Cash Flow minus (y) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, toward the prepayment of the Term Loans as set forth in Section 2.11(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with the first sentence of Section 2.17(b), and the application to the installments thereof shall be, first, to the scheduled installments of the Term Loans set forth in Section 2.3 occurring within the next twelve months following the date specified for such prepayment in direct order of maturity and, second, to the remaining installments pro rata based upon the then remaining principal amounts thereof. Each prepayment of the Term Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Subject to Sections 2.10(b) and 2.11(d), the amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower; provided, that no such recovery from the Borrower shall affect, diminish or otherwise prejudice any claim the Borrower may have against any such Lender.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any additional tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s (or a Participant’s) failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender (or Participant) at the time such Lender (or Participant) becomes a party to this Agreement (or a Participant), except to the extent that such Lender’s (or Participant’s) assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section

871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution, or (c) does not agree to any consent, waiver or amendment in accordance with the terms of Section 10.1 and the Supermajority Lenders have agreed to such consent, waiver or amendment; provided that (i) such replacement does not conflict with any applicable Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have eliminated the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). The letters of credit issued under the Existing Credit Agreement and listed on Schedule 3.1(a) shall be deemed to be Letters of Credit issued by the Issuing Lender as of the Closing Date (the “Existing Letters of Credit”).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing

Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such draft. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) (i) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 25, 2004 (including the notes thereto) (the “Pro Forma Balance Sheet”), and (ii) the related unaudited pro forma consolidated statements of income for the nine months ended on September 25, 2004, September 25, 2003 and for the fiscal year ended December 27, 2003 (the “Pro Forma Income Statements”; together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements), in each case, copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (A) the consummation of the Merger, (B) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (C) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared in good faith based upon reasonable assumptions of the Borrower, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 25, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at September 25, 2004, December 27, 2003, December 28, 2002, and December 29, 2001 and the related consolidated statements of income and of cash flows for the nine months ended on September 25, 2004 and the fiscal years ended on December 27, 2003, December 28, 2002 and December 29, 2001, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet and related statements of income and cash flows for the nine-month period ended on September 25, 2004, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 25, 2004 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Except as disclosed on Schedule 4.2, as of the Closing Date, from September 25, 2004 through the Closing Date, there has been no Closing Date Material Adverse Change.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) except as disclosed on Schedule 4.3(d), is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Merger and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4 and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect, except as disclosed on Schedule 4.6(b).

4.7 No Default. Except as disclosed on Schedule 4.7, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has marketable title to, or a valid leasehold interest in, all its real property, and title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to own or have a license to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; (e) neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled

Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made and (f) no such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. As of the Closing Date, (a) Schedule 4.15(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents or as set forth on Schedule 4.15(b).

4.16 Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans made on the Closing Date shall be used to finance a portion of the Merger, to refinance the Existing Credit Agreement, to finance the Tender Offer and Consent Solicitation and the redemption of the Existing Notes, and to pay related fees and expenses. The proceeds of the Revolving Loans made after the Closing Date and the Swingline Loans, and the Letters of Credit, shall be used for working capital and other general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other legally binding administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of, or in amounts or in a manner that would reasonably be expected to give rise to liability under, Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and, to the best of the Borrower’s knowledge, have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in (i) this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement, by any Loan Party or furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents and (ii) the oral presentations made by any Loan Party or the Sponsors on behalf of any Loan Party to the group of potential Lenders at the meeting of the Sponsors, ECCA and the prospective lenders held on January 19, 2004, in each case, as of the date such written or oral statement, information, document or certificate was so furnished or made (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Merger Documents are true and correct in all material respects. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in filings with the SEC, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), to the extent the filing of such financing statements can perfect such Lien, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Upon the execution and delivery thereof, each of the Mortgages will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof (except as enforceability may limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)), and each such Mortgage will, when such Mortgage is filed or recorded in the appropriate offices, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case, prior and superior in right to any other Person, except with respect to Liens permitted by Section 7.3.

4.20 Solvency. The Loan Parties, taken as a whole, are and after giving effect to the Merger and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

4.22 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Documents, the Senior Subordinated Note Indenture and the Tender Offer and Consent Solicitation Materials, including any material amendments, supplements or modifications with respect to any of the foregoing.

4.24 LFS-Merger Sub. As of the Closing Date, LFS-Merger Sub has not incurred, created, assumed or suffered to exist any Indebtedness or other liabilities or financial obligations, except (a) as permitted pursuant to the Merger Documents to which it is a party and (b) Indebtedness, liabilities and financial obligations that would otherwise be permitted hereunder.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Merger, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i) LFS-Merger Sub, Inc., a wholly owned subsidiary of Holdings, shall have merged with and into the Borrower pursuant to the Merger Documents (the “Merger”) and no provision of the Merger Agreement or any material provision of any other Merger Document shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders without the approval of the Administrative Agent;

(ii) the Borrower shall have at least $164,500,000 in equity, which shall include preferred equity of Holdings issued to the Sponsors and certain members of the current management team of the Borrower (the cash portion of which shall have been contributed by Holdings to the Borrower in exchange for common equity);

(iii) the Borrower shall have received at least $149,712,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes;

(iv) the Administrative Agent shall have received satisfactory evidence that all Indebtedness owing in respect of the Existing Credit Agreement (other than the Existing Letters of Credit) shall have been paid in full, the Existing Credit Agreement shall have been terminated, and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith; and

(v) the Borrower (A) shall have consummated a tender offer and consent solicitation with respect to the outstanding Existing Notes (the “Tender Offer and Consent Solicitation”), pursuant to which (1) the Borrower shall have offered, subject to the terms and conditions contained in the Tender Offer and Consent Solicitation Materials, to purchase all of the outstanding Existing Notes plus accrued and unpaid interest thereon and (2) consents shall have been solicited to a proposed amendment to the Existing Indenture (the “Existing Indenture Amendment”) on terms and conditions set forth in the Tender Offer and Consent Solicitation Materials, (3) the period of time for tendering Existing Notes pursuant to the Tender Offer and Consent Solicitation shall have terminated, (4) the Borrower shall have received sufficient consents to authorize the execution and delivery of the Existing Indenture Amendment, (5) the Borrower and the trustee under the Existing Indenture shall have duly executed and delivered the Existing Indenture Amendment and the same shall have become effective in accordance with its terms and the terms of the Existing Indenture, (6) the Borrower shall have (or shall have caused to have been) purchased all of the Existing Notes validly tendered, and not theretofore withdrawn, pursuant to the Tender Offer and Consent Solicitation, (7) the Borrower shall have issued irrevocable redemptions notices in accordance with the Existing Indenture to redeem all of the Outstanding Existing Notes, which redemption shall occur on a date not later than 60 days after the issuance of such notices and (8) the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the matters set forth above in this clause (v) have been satisfied as of the Closing Date or (B) shall have otherwise satisfied or discharged the Indebtedness owing in respect of the Existing Notes in such a manner which has not (1) resulted in any qualification to an enforceability opinion contained in the opinions delivered pursuant to Section 5.1(j) and (2) has not prevented the trustee under the Existing Indenture from acknowledging the discharge of the obligations owing in respect of the Existing Notes in accordance with Section 8.1(b) of the Existing Indenture.

(c) Financial Statements. The Administrative Agent shall have received as soon as available (and to the extent provided to senior management) the monthly financial data generated by the Borrower’s internal accounting systems for use by senior and financial management for each month ended after the latest fiscal quarter for which unaudited quarterly consolidated financial statements of the Borrower have been filed with the SEC.

(d) Approvals. (i) All material governmental and third party approvals necessary in connection with the Facilities shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Facilities and (ii) no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued, pending or threatened, in writing, by any court of competent jurisdiction, and no statute, law, rule, legal restraint or prohibition shall be in effect, in each case, which has the effect of preventing or restraining the consummation of the financing of the Merger, or which has the effect of imposing burdensome restrictions on the Borrower that has resulted in or would reasonably be likely to result in a Closing Date Material Adverse Change.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower in connection with the Facilities, and all expenses required to be paid by the Borrower in connection with the Facilities for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Shearman & Sterling LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E; and

(ii) the legal opinion of local counsel in Texas.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements hereof and of Section 5.2 of the Guarantee and Collateral Agreement.

(l) Solvency Certificate. The Administrative Agent shall have received a satisfactory executed solvency certificate from the chief financial officer of the Borrower that shall document the solvency of the Group Members on a consolidated basis after giving effect to the Merger and the transactions contemplated by this Agreement.

(m) Ratings. The Borrower shall have received ratings of the Facilities from Moody’s and S&P.

(n) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date (except those representations and warranties that specifically refer to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date).

(o) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.

5.2 Conditions to Each Extension of Credit Following the Closing Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date following the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties (excluding those set forth in Section 4.2 hereof) made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for those representations and warranties that specifically refer to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Change. Since December 27, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent in form satisfactory for posting on IntraLinks or other electronic posting system identified by the Administrative Agent by notice to the Borrower (and the Administrative Agent shall promptly make the same available to the Lenders through IntraLinks or such other system and notify the Lenders thereof (but in the case of any information that cannot reasonably be so provided, the Borrower shall deliver such information to the Administrative Agent with sufficient copies for all Lenders, and the Administrative Agent shall deliver promptly upon receipt to the Lenders)):

(a) as soon as available, but in any event within the earlier of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date following the end of each fiscal year of the Borrower on which the Borrower is required to file its audited annual financial statements with the SEC, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) the date following the end of each of the first three quarterly periods of each fiscal year of the Borrower on which the Borrower is required to file its unaudited interim financial statements with the SEC, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Any financial statement required to be delivered pursuant to Sections 6.1(a) or 6.1(b) above shall be deemed to have been delivered on the date on which the Borrower posts such financial statement on its website on the Internet at www.ecca.com (or a successor website) or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to the Administrative Agent on such date; provided that the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the

Lenders); provided, further, that the Borrower shall deliver paper copies of any such financial statement to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to deliver such paper copies until notice to cease delivering such paper copies is given by the Administrative Agent.

6.2 Certificates; Other Information. Furnish to the Administrative Agent in form satisfactory for posting on IntraLinks or other electronic posting system identified by the Administrative Agent by notice to the Borrower (and the Administrative Agent shall promptly make the same available to the Lenders through IntraLinks or such other system and notify the Lenders thereof (but in the case of any information that cannot reasonably be so provided, the Borrower shall deliver such information to the Administrative Agent with sufficient copies for all Lenders, and the Administrative Agent shall deliver promptly upon receipt to the Lenders)):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed or performed by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 60 days after the end of each fiscal quarter of the Borrower, or within 120 days after the end of each fiscal year of the Borrower, solely if not publicly available in financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(e) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Merger Documents;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; and

(g) promptly, such additional financial and other information pertaining to the Group Members as the Administrative Agent on its own behalf or on behalf of any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) failure to pay would not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries and, to the extent applicable, in conformity with GAAP, and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to (i) visit and inspect any of its properties at any reasonable time and on reasonable notice or (ii) examine and make abstracts from any of the Borrower’s books and records at any reasonable time and on reasonable notice, in each case, provided, that all such visits and inspections or examinations shall be coordinated by the Administrative Agent, and shall be limited to an aggregate number of visits and inspections or examinations per year as reasonably determined by the Administrative Agent in consultation with the Borrower (except when a Default or Event of Default has occurred and is continuing, in which case, there shall be no limitations on such visits and inspections or examinations) and (iii) discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants at any reasonable time and on reasonable notice and as often as may be reasonably requested by the Administrative Agent in consultation with the Borrower, provided that the Borrower shall be present.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) upon a Responsible Officer of the Borrower having knowledge thereof, any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) upon a Responsible Officer of the Borrower having knowledge thereof, any litigation or proceeding affecting any Group Member (i) in which the amount involved is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) upon a Responsible Officer of the Borrower having knowledge thereof, the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, in each case, to the extent that the aggregate amount of liability reasonably expected to arise in connection therewith exceeds $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in each case, which would reasonably expected to result in a payment in excess of $5,000,000; and

(e) any development or event that has had a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. To the extent that the failure to do so would reasonably be expected to have, in the aggregate, a Material Adverse Effect:

(a) Comply in all respects with all applicable Environmental Laws, and obtain and comply in all respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws ; and

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Swap Agreements to the extent necessary to provide that at least 45% of the aggregate principal amount of the Senior Subordinated Notes and the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Swap Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien permitted by Section 7.3(g) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens permitted hereunder), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) To the extent that the aggregate fair market value of the real property owned by the Borrower or its Subsidiary Guarantors not subject to Mortgages at any time exceeds $7,500,000, then, with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $3,000,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien permitted by Section 7.3 and (y) real property acquired by any Foreign Subsidiary), promptly provide notice to the Administrative Agent as to such acquisition and, upon the request of the Administrative Agent following its receipt of such notice, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Domestic Subsidiary created or acquired after the Closing Date by any Group Member promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member (subject to Liens permitted hereunder), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to Liens permitted hereunder), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11 Landlord Consents. Use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things advisable to consummate and make effective such consents, approvals or waivers from third parties relating to the leases of the Borrower and its Subsidiaries set forth on Schedule 3.04 of the “Company Disclosure Schedule” delivered in connection with the Merger Agreement as are material to the conduct of the business of the Group Members, taken as a whole.

6.12 ECCA Acknowledgement. Immediately following the consummation of the Merger, cause ECCA to execute and deliver to the Administrative Agent an acknowledgement substantially in the form of Exhibit G, which shall evidence, from and after the consummation of the Merger, ECCA’s succession by merger to the obligations, liabilities and indebtedness of LFS Merger Sub, as Borrower, hereunder and the other Loan Documents.

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
April 2, 2005	6.50 to 1.00
July 2, 2005	6.50 to 1.00
October 1, 2005	6.50 to 1.00
December 31, 2005	6.50 to 1.00
April 1, 2006	6.25 to 1.00
July 1, 2006	6.25 to 1.00
September 30, 2006	6.00 to 1.00
December 30, 2006	5.75 to 1.00
March 31, 2007	5.50 to 1.00
June 30, 2007	5.50 to 1.00
September 29, 2007	5.25 to 1.00
December 29, 2007	5.25 to 1.00
March 29, 2008	5.00 to 1.00
June 28, 2008	5.00 to 1.00
September 27, 2008	4.75 to 1.00
January 3, 2009	4.75 to 1.00
April 4, 2009	4.50 to 1.00
July 4, 2009	4.50 to 1.00
October 3, 2009	4.25 to 1.00
January 2, 2010	4.25 to 1.00
April 3, 2010	4.25 to 1.00
July 3, 2010	4.25 to 1.00
October 2, 2010	4.00 to 1.00
January 1, 2011	4.00 to 1.00
April 2, 2011	3.75 to 1.00
July 2, 2011	3.75 to 1.00
October 1, 2011	3.50 to 1.00
December 31, 2011	3.50 to 1.00

(b) Consolidated Interest and Rent Coverage Ratio. Permit the Consolidated Interest and Rent Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest and Rent Coverage Ratio
April 2, 2005	1.25 to 1.00
July 2, 2005	1.25 to 1.00
October 1, 2005	1.25 to 1.00
December 31, 2005	1.25 to 1.00
April 1, 2006	1.25 to 1.00
July 1, 2006	1.25 to 1.00
September 30, 2006	1.30 to 1.00
December 30, 2006	1.30 to 1.00
March 31, 2007	1.35 to 1.00
June 30, 2007	1.35 to 1.00
September 29, 2007	1.35 to 1.00
December 29, 2007	1.35 to 1.00
March 29, 2008	1.40 to 1.00
June 28, 2008	1.40 to 1.00
September 27, 2008	1.40 to 1.00
January 3, 2009	1.40 to 1.00
April 4, 2009	1.45 to 1.00
July 4, 2009	1.45 to 1.00
October 3, 2009	1.45 to 1.00
January 2, 2010	1.45 to 1.00
April 3, 2010	1.45 to 1.00
July 3, 2010	1.45 to 1.00
October 2, 2010	1.45 to 1.00
January 1, 2011	1.45 to 1.00
April 2, 2011	1.50 to 1.00
July 2, 2011	1.50 to 1.00
October 1, 2011	1.50 to 1.00
December 31, 2011	1.50 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending April 2, 2005, July 2, 2005 and October 1, 2005, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Subsidiary, (ii) any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor, and (iv) to the extent that such Indebtedness is incurred in connection with an Investment permitted by Section 7.8, any Subsidiary of the Borrower that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Loan Party;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof (other than capitalizing any fees, expenses, penalties and premiums);

(e) Indebtedness (i) (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $3,500,000 at any one time outstanding, and (ii) arising in connection with any sale and leaseback transaction permitted under Section 7.11;

(f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $152,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

(h) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(i) Indebtedness of the Borrower or a Subsidiary acquired pursuant to a Permitted Acquisition and existing at the time of consummation thereof (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that such Indebtedness (i) was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) after giving effect thereto, the Borrower would be in pro forma compliance with the covenants contained in Section 7.1;

(j) Indebtedness arising under (i) guaranties, surety bonds or performance bonds securing the performance (other than repayment of Indebtedness for borrowed money) of any Group Member, and (ii) agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with any Dispositions permitted in Section 7.5 and Investments permitted in Section 7.8;

(k) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections or otherwise in connection with deposit accounts;

(m) Guarantee Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(n) Indebtedness incurred in connection with the refinancing of the Senior Subordinated Notes; provided that (i) the terms of such Indebtedness shall be fair and reasonable and, in the reasonable opinion of the Borrower, no less favorable to the Borrower and the Lenders than the terms of the Senior Subordinated Notes and (ii) the fees and expenses incurred by the Borrower in connection with such refinancing shall not be unreasonably disproportionate to the benefits realized by the Borrower, including, in respect of any reduced interest rate; and

(o) the Outstanding Existing Notes.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes (assessments, charges or other governmental levies) not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred under Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets (expect in the case of any refinancing of such Indebtedness), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) in the case of any refinancing, the amount of Indebtedness secured thereby is not increased (other than fees, expenses and penalties in connection with such refinancing);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Permitted Encumbrances;

(k) Liens arising out of judgments or awards in circumstances not constituting an Event of Default under Section 8(h); provided that to the extent the aggregate amount of such judgments and awards secured by such Liens exceed $5,000,000, such Liens are released within 75 days;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Borrower and its Subsidiaries prior to the Closing Date;

(m) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.2(i), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time;

(o) statutory Liens of landlords, banks (and rights of set-off) and other Liens imposed by law incurred in the ordinary course of business;

(p) Liens on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or agreement with respect to any Investment permitted hereunder;

(q) purported Liens by the filing of precautionary UCC financing statements relating to operating leases of personal property entered into in the ordinary course of business;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens securing Indebtedness permitted under Section 7.2(e)(ii) with respect to any assets subject to a sale and leaseback transaction permitted under Section 7.11;

(t) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

(u) licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into (A) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (B) any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation), and (ii) any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Subsidiary Guarantor;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any Subsidiary Guarantor, (ii) in the case of any Subsidiary that is not a Subsidiary Guarantor, to any other Subsidiary that is not a Subsidiary Guarantor or (iii) pursuant to a Disposition permitted by Section 7.5; and

(c) any Investment permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of (i) obsolete or worn out property in the ordinary course of business and (ii) property subject to Recovery Events;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b) and by Section 7.11;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) (i) the leasing of real or personal property in the ordinary course of business and (ii) the leasing or subleasing of property to third Persons which leases and subleases do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries;

(f) the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(g) the licensing or sublicensing by the Borrower and its Subsidiaries of software, copyrights, trademarks, patents, know-how and other intellectual property in the ordinary course of business which does not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(h) the sale or exchange by the Borrower or any Subsidiaries of any item of equipment, so long as in connection with such sale or exchange the Borrower or such Subsidiary acquires within 364 days before or after such sale or exchange replacement items of equipment;

(i) the Disposition of other property having a fair market value not to exceed $3,500,000 in the aggregate for any fiscal year of the Borrower; provided that at least 75% of the proceeds of such Disposition shall consist of Net Cash Proceeds; and

(j) the Disposition of ODPC Interests.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable in Capital Stock not constituting Indebtedness of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary that is not a Subsidiary Guarantor may make Restricted Payments to any other Subsidiary that is not a Subsidiary Guarantor;

(b) the Borrower may pay dividends to Holdings to permit Holdings (i) to purchase, so long as no Default or Event of Default shall have occurred and be continuing, Holdings’ common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $3,500,000 and (ii) to pay management fees and expenses to the extent permitted by the last sentence of Section 7.10;

(c) Holdings may issue additional shares of Sponsor Preferred Stock as a dividend on the Sponsor Preferred Stock;

(d) the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses and customary corporate indemnities incurred in the ordinary course of business not to exceed, with respect to such overhead expenses, $1,000,000 in any fiscal year and (ii) pay any taxes that are due and payable by Holdings and the Borrower as part of a consolidated group; and

(e) cashless repurchases, redemptions and retirements of Capital Stock upon the exercise, expiration or cancellation of any warrants, rights or options to acquire any Capital Stock of Holdings.

7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding (A) $12,500,000, for the fiscal year of the Borrower ending on December 31, 2005 and (B) $18,000,000, for each fiscal year of the Borrower ending on December 30, 2006 and each fiscal year of the Borrower ending thereafter; provided, that (a) up to $7,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, (b) for any fiscal year of the Borrowing ending after December 31, 2005, such amount may be increased by an aggregate amount not to exceed 100% of the Retained Excess Cash Flow for the immediately preceding fiscal year of the Borrower and (c) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above, and third, in respect of amounts of Retained Excess Cash Flow applied pursuant to clause (b) above.

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) the Merger;

(f) (i) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount and any sales or issuances of the Capital Stock of Holdings not required to be applied to prepay the Terms Loans pursuant to Section 2.11(a) and (ii) any Capital Expenditures permitted under this Agreement;

(g) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor and (ii) any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(h) Investments in accounts receivable owing to any Group Member;

(i) Investments that are Permitted Acquisitions (subject to the limitations in the definition thereof);

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(k) Investments consisting of (i) obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of the common stock of Holdings so long as no cash is paid by the Borrower or any of its Subsidiaries in connection with the acquisition of any such obligations, (ii) the extension of loans to officers and employees of the Borrower and its Subsidiaries on or after the date on which any such officers and employees exercise their options to purchase capital stock of the Borrower so long as the proceeds of such loans are required to be promptly used by such officers and employees to pay taxes payable by them as a result of such exercise and (iii) Investments consisting of loans by the Borrower or its Subsidiaries to employees of the Borrower or its Subsidiaries made solely for the purpose of funding purchases by such employees of Borrower’s common stock ; provided that the aggregate principal amount at any time outstanding of the obligations and loans extended pursuant to clauses (i), (ii) and (iii) above shall not exceed $2,500,000;

(l) deposits made in the ordinary course of business to secure the performance of leases; and

(m) in addition to Investments otherwise permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost net of repayment, returns, profits, distributions and income (including through any Disposition permitted pursuant to Section 7.5) and similar amounts realized from such Investment) not to exceed $5,000,000 at any time outstanding;

(n) Investments listed on Schedule 7.8;

(o) Investments in Swap Agreements permitted by Section 7.11;

(p) (i) the purchase by the Borrower or any Subsidiary Guarantor of the ownership interest of any optometrist professional corporations (collectively “ODP Corporations”) in stores of the Borrower or any Subsidiary Guarantor (collectively, the “ODPC Interests”) and (ii) loans and advances by the Borrower or any Subsidiary Guarantor to purchasers of ODPC Interests in an aggregate amount not to exceed $7,500,000 outstanding at any time; provided that any promissory notes delivered in respect of such loans with an aggregate principal amount in excess of $1,000,000 shall be pledged and delivered to the Administrative Agent, for the benefit of the Lenders, as Collateral; and

(q) redemptions, repurchases, acquisitions or other retirement for value of the Outstanding Existing Notes.

7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes (other than in connection with the refinancing thereof as contemplated by Section 7.2(n)); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change that would not be adverse to the rights and interests of the Lenders in any material respect); (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Sponsor Preferred Stock (other than any such amendment, modification, waiver or other change that would not be adverse to the rights and interests of the Lenders in any material respect (it being understood that any conversion or exchange or Sponsor Preferred Stock for any other Capital Stock of Holdings shall not be subject to this Section 7.9(c))); or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary Guarantor and, with respect to Subsidiaries that are not Subsidiary Guarantors, among such Subsidiaries) or any Sponsor unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or a Sponsor, as the case may be, except that (i) Holdings, the Borrower and its Subsidiaries may accrue or pay to the Sponsors and their respective Control Investment Affiliates fees pursuant to a management agreement approved by the board of directors of the Borrower in an aggregate amount not to exceed (x) $4,500,000 on the Closing Date and thereafter (y) so long as no Event of Default shall have occurred and be continuing, $2,000,000 (together with all amounts previously accrued but unpaid as a result of any Event of Default or as a result of any restriction under the Senior Subordinated Note Indenture so long as such amounts would currently be permitted to be paid thereunder) in any fiscal year of the Borrower (and expenses, whether or not an Event of Default shall have occurred and be continuing) and (ii) for (A) the indemnification of and reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries, (B) the transactions contemplated by the agreements described on Schedule 7.10, (C) transactions otherwise permitted by Sections 7.6, 7.8(d) and 7.8(k), 7.8(g) and 7.8(p).

7.11 Sales and Leasebacks. Other than the arrangements set forth on Schedule 7.11, enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13 Changes in Fiscal Periods. Permit the Borrower to change the method of determining the end of its fiscal year or fiscal quarters.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and the Senior Subordinated Note Indenture, (b) any agreements governing any purchase money Liens or Capital Lease Obligations and similar Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary provisions in leases, licenses and similar arrangements entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (d) customary provisions of any sale agreement entered into by the Borrower or a Subsidiary of the Borrower in respect of a Disposition of assets permitted hereunder restricting the Disposition of assets which are the subject of such sale agreement and (e) as arising by any Requirement of Law.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Senior Subordinated Note Indenture, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions in agreements governing any purchase money Liens or Capital Lease Obligations and similar Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iv) customary restrictions in leases, licenses and similar arrangements entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Merger) or that are reasonably related thereto.

7.17 Amendments to Merger Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Merger Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Merger Documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.12 or Section 7.

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall not have been waived and shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f) (i) Holdings, the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) Moulin International Holdings Limited and its Affiliates (collectively, “Moulin”) shall cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings, whether as a result of the issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by Moulin or otherwise (it being understood that for purposes of this clause (i), Moulin shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “Parent Entity”) so long as Moulin beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the Parent Entity); (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement and involuntary Liens permitted by Section 7.3); or (iv) a Specified Change of Control shall occur; or

(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create or assume any Indebtedness or other liabilities or financial obligations, except (w) for taxes, overhead costs and similar obligations and expenses, (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash and Cash Equivalents received in connection with Restricted Payments made in accordance with Section 7.6 pending application in the manner contemplated by said Section) other than the ownership of shares of Capital Stock of the Borrower; or

(m) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the

Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of

Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Co-Syndication Agents. The Co-Syndication Agents shall have no duties or responsibilities hereunder in their capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender expressly provided for herein or in any other Loan Document without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as set forth in Section

6.12), release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement, to increase the amounts available thereunder and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (other than fees and expenses incurred in connection therewith to be capitalized into or funded with increases in such principal), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	ECCA Holdings Corporation c/o Ample Faith Investments Limited c/o Moulin International Holdings Limited 4/F, Kenning Industrial Building 19 Wang Hoi Road

Kowloon Bay, Kowloon, Hong Kong
Attention: Anthony DiChiara
Telecopy: (650) 649-2238
Telephone: (650) 378-1414

with a copy to:
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Michael Zinder

and:

ECCA Holdings Corporation c/o Golden Gate Capital One Embarcadero Center Suite 3300 San Francisco, California 94111
Attention: Prescott Ashe
Telecopy: (415) 627-1334
Telephone: (415) 627-1388

with a copy to:
Kirkland & Ellis LLP 555 California Street, Suite 2700 San Francisco, CA 94104 Attention: Steve Oetgen

Borrower:	Eye Care Centers of America, Inc. 11103 West Avenue San Antonio, Texas 78213
Attention: Douglas C. Shepard
Telecopy: (210) 524-6538
Telephone: (210) 524-6996

with a copy to:
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Michael Zinder

Administrative Agent:	JPMorgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017
Attention: Teri Streusand
Telecopy: (212) 270-3279
Telephone: (212) 270-9803

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent, expenses relating to the Intralinks internet site (or such other internet site in respect of the applicable electronic posting system) maintained by the Administrative Agent for the benefit of the Borrower, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable out-of-pocket fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan

Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee solely by virtue of such Indemnitee being a “Lender” under this Agreement, except to the extent that the facts and circumstances underlying such claim are caused by the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Douglas C. Shepard (Telephone No. (210) 524-6996) (Telecopy No. (210) 524-6538), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not, other than in accordance with the acknowledgment executed and delivered by ECCA pursuant to Section 6.12 hereof, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder (or interests therein) except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d) Any Lender may, in accordance with applicable law, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, during the continuance of an Event of Default, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) and other than contingent indemnification obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information relating to any Group Member or any of its businesses provided to it by or on behalf of any Loan Party pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (provided that the Administrative Agent will use reasonable efforts to provide notice thereof to the Borrower to the extent permitted), (f) if requested or required to do so in connection with any litigation or similar proceeding (provided that the Administrative Agent will use reasonable efforts to provide notice thereof to the Borrower to the extent permitted), (g) that has been publicly disclosed (other than by the Administrative Agent or such Lender, as applicable), not in breach of its obligations hereunder, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) with the prior written consent of the Borrower.

10.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ECCA HOLDINGS CORPORATION

By:	/s/ Anthony DiChiara
Name:	Anthony DiChiara
Title:	President

LFS-MERGER SUB, INC.

By:	/s/ Anthony DiChiara
Name:	Anthony DiChiara
Title:	President

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Teri Streusand
Name:	Teri Streusand
Title:	Vice President

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Laura L. Clark
Name:	Laura L. Clark
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Co-Syndication Agent

By:	/s/ Chantal Simon
Name:	Chantal Simon
Title:	Authorized Signatory

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Chantal Simon
Name:	Chantal Simon
Title:	Authorized Signatory